Exhibit 99(a)(5)(viii)

BALLY’S CORPORATION ANNOUNCES COMPLETION OF
SECOND ROLLOVER ELECTION PERIOD

PROVIDENCE, R.I. — January 21, 2025 — Bally’s Corporation (NYSE: BALY; BALY.T) (“Bally’s” or the “Company”) today announced the completion of the second election period for holders of shares of Bally’s common stock, par value $0.01, to submit an election (a “Rolling Share Election”) to have such shares remain outstanding following the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 25, 2024 (as amended, the “Merger Agreement”), by and among SG Parent LLC, Bally’s, The Queen Casino & Entertainment Inc. (“Casino Queen”) and the other parties thereto.

In connection with the second election period, holders of an additional 447,910 shares of common stock made Rolling Share Elections. When combined with the shareholders that made Rolling Share Elections in the initial election period previously announced, a total of 17,940,083 shares of common stock and warrants to acquire 11,191,061 shares of common stock held by existing Bally’s shareholders and warrant holders will remain outstanding upon effectiveness of the transactions contemplated by the Merger Agreement (the “Contemplated Transaction”).

As a result, Bally’s anticipates that, along with approximately 30.5 million shares of common stock to be issued to stockholders and warrant holders of Casino Queen pursuant to the Merger Agreement, approximately 48.4 million total pro forma shares of common stock will be outstanding immediately upon completion of the Contemplated Transaction along with warrants to acquire approximately 11.6 million shares of common stock, excluding rolled over equity-linked securities under existing employee plans.

Pending completion of the Contemplated Transaction, shares subject to Rolling Share Elections will trade on the New York Stock Exchange under ticker symbol “BALY.T” and, at the effective time of those transactions, shares of Bally’s common stock that remain outstanding will revert to trading under the original “BALY” ticker symbol.

Closing of the Contemplated Transaction is anticipated to occur in the first quarter of 2025 and remains subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.

About Bally’s Corporation

Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence. It currently owns and manages 15 casinos across 10 states, a golf course in New York, a horse racetrack in Colorado, and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, interactive gaming operator, Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform.

With 10,600 employees, the Company’s casino operations include approximately 15,300 slot machines, 580 table games and 3,800 hotel rooms. Bally’s also has rights to developable land in Las Vegas post the closure of the Tropicana. Its shares trade on the New York Stock Exchange under the ticker symbols “BALY” and “BALY.T”.

Upon completion of the announced merger with The Queen Casino & Entertainment Inc., the above portfolio is expected to be supplemented with four additional casinos across three states, one of which will be an additional state that expands Bally’s jurisdiction of operations to include the state of Iowa. Casino Queen will also add over 900 employees, and operations that currently include approximately 2,400 slot machines, 50 table games and 150 hotel rooms to the Bally’s portfolio. Bally’s will also become the successor to Casino Queen’s significant economic stake in a global lottery management and services business through its investment in Intralot S.A. (ATSE: INLOT).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, the ability of the Company to complete the proposed transaction and the expected timing thereof and statements regarding the future prospects of the Company following the completion of the proposed transaction. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release, its reports filed with the SEC and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict or identify all such events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and proxy materials filed by the Company with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Media

Diane Spiers

(609) 377-4705

dspiers@ballys.com

Investors

Marcus Glover

Chief Financial Officer

(401) 475-8564

ir@ballys.com

James Leahy, Joseph Jaffoni, Richard Land

JCIR

(212) 835-8500

baly@jcir.com

Source: Bally’s Corporation